EXHIBIT 15
October 22, 1996

Public Service Company of Colorado

We are aware that Public Service Company of Colorado has incorporated by reference in this registration statement, pertaining to the registration of $400,000,000 of First Collateral Trust Bonds, in one or more series of secured medium-term notes, its Form 10-Q's for the quarters ended March 31, 1996 and June 30, 1996, which include our reports dated May 10, 1996 and August 6, 1996, respectively, covering the unaudited consolidated condensed financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


                                ARTHUR ANDERSEN LLP